SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.           )

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FRANKLIN CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)
AULT GLAZER & COMPANY INVESTMENT MANAGEMENT LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LETTERHEAD OF AULT GLAZER & COMPANY]

June 1, 2004	Filed By:	Ault Glazer & Company Investment Management LLC
c/o Stephen L. Brown	Subject Company: Franklin Capital Corporation
Chairman and Chief Executive Officer
Board of Directors	Filed Pursuant to Rule 14a-12 Under the
Franklin Capital Corporation	Securities Exchange Act of 1934
450 Park Avenue, 20th Floor
New York, NY 10022

Dear Mr. Brown:

        As you know, Ault Glazer & Company Investment Management LLC ("Ault Glazer"), through various discretionary client accounts, is a major stockholder of Franklin Capital Corporation ("Franklin Capital"). Currently, Ault Glazer beneficially owns approximately 32% of the outstanding shares of common stock of Franklin Capital.

        As business people with extensive executive and managerial experience and as stockholders with a substantial investment in Franklin Capital, we are sharply critical of the conduct of the incumbent management and the Board of Directors of Franklin Capital (the "Board"), including conduct related to breaches of the Board's fiduciary obligations and loyalty to its stockholders, extraordinary compensation payments to its executives, wasting of corporate assets, breach of duty of care, taking actions without proper stockholder approval and other matters.

        We must insist that each member of the current board of directors immediately submit its resignation and appoint an independent slate of directors which we will provide to you. If we do not receive the resignation of each of the Board members by close of business on June 2, 2004, we will reserve the right to resort to all legal remedies available to us to remove the incumbent board and ensure that stockholder value in Franklin Capital is preserved.

        We look forward to communicating with you promptly on the smooth replacement of the current board with our slate of independent designees.

                      Sincerely

                      /s/  MILTON AULT, III

                      Milton "Todd" Ault, III
                      Managing Partner